Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports Second Quarter 2015 Financial Results

•	Total revenue of $125.8 million, up 10.1% year-over-year (19.2% FX neutral)

•	TTM free cash flow of $122.3 million, up 7.1% year-over-year

•	Online bookable listings of approximately 594,000, up 96% year-over-year

Austin, Texas – August 4, 2015 – HomeAway, Inc. (NASDAQ: AWAY), the world’s leading online marketplace for the vacation rental industry, today reported its financial results for the second quarter ended June 30, 2015.

Management Commentary

“We’ve had another great quarter, delivering strong results at or above our expectations,” says Brian Sharples, chief executive officer of HomeAway®. “We are especially encouraged by the uptake of our online bookable listings, which grew to 50% of our inventory in the quarter and marks a significant milestone toward our 2016 goal to make nearly all of our listings online bookable.”

Mr. Sharples continued, “Another important accomplishment in the first half of the year was the launch of our integrated marketing campaign. Post-launch, we have experienced an acceleration in traffic growth and brand awareness. We have started building a solid foundation for our multi-year marketing effort and look forward to continuing to bring friends and families together in vacation rentals around the globe through our network of sites.”

Second Quarter 2015 Financial Highlights

•	Total revenue increased 10.1% to $125.8 million from $114.3 million in the second quarter of 2014. On an FX neutral basis, year-over-year revenue growth was 19.2%. Growth in total revenue primarily reflected an increase in average revenue per subscription listing as a result of tiered pricing and bundled product offerings, the benefit of ancillary product and services revenue, and an increase in listings.

•	Listing revenue increased 5.6% to $99.8 million from $94.5 million in the second quarter of 2014. On an FX neutral basis, year-over-year listing revenue growth was 16.0%.

•	Other revenue, which is comprised of ancillary revenue from owners, managers, and travelers, advertising, software and other items, increased 31.9% to $26.0 million from $19.7 million in the second quarter of 2014. Growth in other revenue primarily reflected increased adoption of value-added owner, manager and traveler products.

•	Net loss attributable to HomeAway was $2.4 million, or a loss of $0.03 per diluted share, compared to net income attributable to HomeAway of $3.9 million, or $0.04 per diluted share, in the second quarter of 2014.

•	Adjusted EBITDA decreased 27.0% (decreased 17.6% FX neutral) to $24.1 million from $33.0 million in the second quarter of 2014. As a percentage of revenue, adjusted EBITDA was 19.1% compared to 28.9% in the second quarter of 2014. This change reflects a significant increase in investment in our global integrated marketing campaign, which launched in the first quarter of 2015.

•	Free cash flow decreased 3.6% to $33.8 million from $35.0 million in the second quarter of 2014. On a trailing twelve month basis, free cash flow increased 7.1% to $122.3 million from $114.2 million in the comparable trailing twelve month period for the prior year.

•	Non-GAAP net income was $11.5 million, or $0.12 per diluted share, compared to non-GAAP net income of $14.3 million, or $0.15 per diluted share, in the second quarter of 2014.

Key Business Metrics

•	Paid listings at the end of the second quarter of 2015 were approximately 1,185,000, an increase of 13.9% from approximately 1,041,000 at the end of the second quarter of 2014. At the end of the second quarter of 2015, 733,000 of the listings were subscription listings and 452,000 were performance-based listings.

•	Average revenue per subscription listing during the second quarter of 2015 was $496, an FX neutral increase of 15.0% compared to the second quarter of 2014.

•	Renewal rate was 71.3% at the end of the second quarter of 2015, compared to 72.8% at the end of the second quarter of 2014 and 71.6% at the end of the first quarter of 2015. Beginning in the second quarter of 2015, customers in Australia were directed to Stayz to list their property and are no longer able to renew HomeAway Australia listings. Excluding HomeAway Australia listings, the renewal rate for our subscription listings at the end of the second quarter for 2015 would have been 71.8%, 50 basis points higher than as reported. For comparability purposes, we estimate that renewal rate would have been approximately 50 basis points higher for each of the previous three quarters when excluding HomeAway Australia listings.

•	When including in our renewal rate subscribers that have transitioned to our pay-per-booking product, overall subscriber retention at the end of the second quarter of 2015 would have increased by 130 basis points compared to 70 basis points at the end of the first quarter of 2015.

•	Visits were 274.4 million during the second quarter of 2015, an increase of 19.6% compared to the second quarter of 2014.

Business Outlook

Lynn Atchison, chief financial officer of HomeAway, says, “Our full year forecast for FX neutral revenue growth and EBITDA margins remain unchanged compared to the outlook provided in April. Our outlook reflects the near-term impact of the strengthening U.S. dollar, which we currently estimate will reduce full year revenue by approximately $37 million, or eight percentage points of growth, compared to the prior year.”

HomeAway management currently expects to achieve the following results for the third quarter ending September 30, 2015 and full year ending December 31, 2015:

Third Quarter 2015

•	Total revenue is expected to be in the range of $128 to $131 million, representing year-over-year growth of approximately 9% to 12% (FX neutral growth of approximately 18% to 21%).

•	Adjusted EBITDA is expected to be in the range of $36.5 to $38.0 million, or approximately 28.5% to 29.0% of revenue.

Full Year 2015

•	Total revenue is expected to be in the range of $496 to $503 million, representing year-over-year growth of approximately 11% to 12.5% (FX neutral growth of approximately 19% to 21%).

•	Adjusted EBITDA is expected to be in the range of $119.5 to $123.5 million, or approximately 24.1% to 24.6% of revenue.

The above statements are based on current expectations and actual results may differ materially as explained in the “Cautionary Statement Regarding Forward-looking Statements” below. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics.”

Conference Call & Webcast Information

HomeAway will host a conference call on Tuesday, August 4, 2015 to review and discuss the second quarter financial results at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s website and will be archived online for 60 days upon completion of the conference call.

The details of the conference call and replay are:

Title:	HomeAway, Inc. Second Quarter 2015 Earnings Conference Call
Date:	Tuesday, August 4, 2015
Time:	4:30 p.m. Eastern Time / 3:30 p.m. Central Time
Live Call:	(877) 705-6003, US & Canada
(201) 493-6725, International
Replay:	(877) 870-5176, passcode 13613837, US & Canada
(858) 384-5517, passcode 13613837, International
Webcast:	http://investors.homeaway.com/events

The telephonic replay of the call will be available from 7:30 p.m. Eastern Time / 6:30 p.m. Central Time on August 4, 2015 through 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on August 11, 2015.

About HomeAway

HomeAway, Inc. based in Austin, Texas, is the world’s leading online marketplace for the vacation rental industry, with sites representing over one million paid listings of vacation rental homes in over 190 countries. Through HomeAway, owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.es in Spain; AlugueTemporada.com.br in Brazil; HomeAway.com.au and Stayz.com.au in Australia; and Bookabach.co.nz in New Zealand. The Asia Pacific short-term rental site, travelmob.com, is also majority owned by HomeAway.

HomeAway also operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include, but are not limited to, information concerning HomeAway’s expected, possible or assumed future results of operations, growth and business outlook; foreign exchange trends and their effects on financial forecasts; the anticipated progress toward strategic initiatives; the progress and effectiveness of marketing plans; the effectiveness of e-commerce and online booking initiatives and the resulting effect on product competitiveness; and seasonality.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” “look forward to,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to continue to attract and maintain a critical mass of property listings and travelers, (b) changes in government regulations, (c) HomeAway’s ability to maintain and enhance its brand, (d) HomeAway’s ability to expand its customer base internationally, (e) changes in our effective tax rate, (f) a decrease in renewal of listings, (g) HomeAway’s inability to effectively manage its growth, (h) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (i) the impact of pay-per-booking or other changes in HomeAway’s pricing policies or those of its competitors, (j) HomeAway’s inability to execute its product and services development roadmap, including e-commerce initiatives, (k) the impact of general economic conditions, (l) fluctuations in foreign exchange rates, (m) HomeAway’s inability to introduce successful new products and services; (n) the inability to integrate and grow recent acquisitions, (o) inability to effectively execute its marketing strategy (p) changes in trends relating to PPB and PPS sales, in particular in Europe (q) expected geographies of taxes and income and related accounting treatments and (r) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s most recent 10-Q, filed on April 30, 2015. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA, free cash flow, non-GAAP net income and revenue adjusted for foreign currency. Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) attributable to HomeAway, Inc. plus depreciation, amortization of intangible assets, stock-based compensation expense, interest expense (income), other expense (income), net, impact of noncontrolling interests, all net of income taxes. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and excess tax benefit (shortfall) from stock-based compensation, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures. HomeAway defines non-GAAP net income as its net income (loss) attributable to HomeAway, Inc. adjusted for the changes to the redemption value of noncontrolling interests and the after-tax effect of stock-based compensation expense, amortization of intangible assets, amortization of debt discount and issuance costs, net of amounts capitalized, and the impact on noncontrolling interests of these items, utilizing a tax rate of 35%. The income tax effect of adjustments to non-GAAP net income assists investors in understanding the tax provision related to those adjustments using a tax rate of 35% related to ongoing operations. Adjusted EBITDA and revenue adjusted for foreign currency, which we refer to as constant currency or FX neutral, assumes foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute constant currency Adjusted EBITDA or revenue, HomeAway divides its monthly U.S. dollar results by the applicable current year monthly average foreign exchange rates and then multiplies those amounts by the applicable prior year monthly average foreign exchange rates.

HomeAway management believes that the use of Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue are useful to investors in evaluating its operating performance for the following reasons:

•	HomeAway management uses Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•	Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•	Securities analysts use Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue; and

•	Adjusted EBITDA and non-GAAP net income exclude non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA, free cash flow, non-GAAP net income or constant currency revenue may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and non-GAAP net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

We define a paid listing as an advertisement for a property paid via subscription or on a performance basis and displayed on one or more websites in our marketplace. Although listings may be displayed on multiple sites, a paid listing is counted only one time on its native HomeAway brand, or HomeAway website from which the listing originated. Subscription-based paid listings are purchased in advance by property owners or managers as a form of advertising to promote their vacation rentals to prospective travelers on one or more of our websites, typically for one year. Performance-based paid listings allow property owners and managers to list a property with no initial upfront fees and, instead, pay us commissions on traveler bookings or fees on traveler inquiries.

Average revenue per subscription listing is computed by HomeAway as subscription listing revenue for the period divided by the average of paid subscription listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; and changes in brand mix. For the purposes of providing a foreign exchange neutral growth rate, subscription revenue per listing is calculated at prior year monthly foreign exchange rates.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. Unique property subscription listings that are removed from property managers’ accounts and subsequently replaced with new subscription listings within the same property manager’s account listings are not considered as renewals in HomeAway’s renewal rate calculation. HomeAway includes most subscription listings in its calculation of renewal rate with the exception of subscription listings sold by BedandBreakfast.com and Bookabach.co.nz, which will remain excluded until HomeAway can further develop its database system. HomeAway excludes pay-for-performance listings from its renewal rate analysis since they are not sold on a subscription basis.

Visits to websites are measured by HomeAway through the use of a variety of tools, including solutions from third parties such as Google Analytics.

HomeAway, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Listing	$99,826	$94,526	$194,797	$181,858
Other	26,017	19,730	50,074	38,080

Total revenue	125,843	114,256	244,871	219,938
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	20,513	17,428	39,111	33,365
Product development	22,624	18,427	43,177	36,740
Sales and marketing	53,205	39,400	100,887	75,017
General and administrative	24,986	22,846	48,241	46,472
Amortization expense	2,883	3,492	5,894	6,766

Total costs and expenses	124,211	101,593	237,310	198,360

Operating income	1,632	12,663	7,561	21,578
Other income (expense):
Interest expense	(4,673)	(4,469)	(9,253)	(4,469)
Interest income	762	401	1,499	565
Other income (expense), net	111	(2,483)	(295)	(5,018)

Total other income (expense)	(3,800)	(6,551)	(8,049)	(8,922)

Income (loss) before income taxes	(2,168)	6,112	(488)	12,656
Income tax expense	(552)	(2,676)	(4,132)	(5,064)

Net income (loss)	(2,720)	3,436	(4,620)	7,592
Less: Impact of noncontrolling interests, net of tax	(333)	(431)	(145)	(718)

Net income (loss) attributable to HomeAway, Inc.	$(2,387)	$3,867	$(4,475)	$8,310

Net income (loss) per share attributable to HomeAway, Inc.:
Basic and diluted	$(0.03)	$0.04	$(0.05)	$0.09

Weighted average number of shares outstanding:
Basic	95,148	93,671	94,879	93,188
Diluted	95,148	96,011	94,879	96,202

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$399,792	$292,325
Short-term investments	504,896	520,844
Accounts receivable, net of allowance for doubtful accounts of $778 and $663 as of June 30, 2015 and December 31, 2014, respectively	30,344	23,189
Income tax receivable	2,417	1,900
Prepaid expenses and other current assets	14,315	17,913
Deferred tax assets	9,410	8,774

Total current assets	961,174	864,945
Property and equipment, net	60,034	56,173
Goodwill	476,473	493,671
Intangible assets, net	62,542	70,456
Non-marketable investments	39,543	35,285
Deferred tax assets	1,393	1,545
Other non-current assets	6,887	8,053

Total assets	$1,608,046	$1,530,128

Liabilities, redeemable noncontrolling interests and stockholders’ equity
Current liabilities:
Accounts payable	$9,093	$8,281
Income tax payable	1,062	1,344
Accrued expenses	57,554	50,255
Deferred revenue	207,051	170,522

Total current liabilities	274,760	230,402
Convertible senior notes, net	325,264	316,181
Deferred revenue, less current portion	2,997	3,179
Deferred tax liabilities	26,235	26,624
Other non-current liabilities	19,586	12,192

Total liabilities	648,842	588,578

Redeemable noncontrolling interests	9,597	9,742

Stockholders’ equity
Common stock	10	9
Additional paid-in capital	1,057,073	1,022,586
Accumulated other comprehensive loss	(41,090)	(28,053)
Accumulated deficit	(66,386)	(62,734)

Total stockholders’ equity	949,607	931,808

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,608,046	$1,530,128

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities
Net income (loss)	$(4,620)	$7,592
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	11,026	7,893
Amortization of intangible assets	5,894	6,766
Amortization of debt discount and transaction costs	9,109	4,329
Amortization of premiums on securities and other	5,584	1,844
Stock-based compensation	24,869	22,911
Excess tax benefit from stock-based compensation	(2,431)	(1,221)
Deferred income taxes	(845)	539
Net unrealized foreign exchange (gain) loss	20,398	(3,366)
Net realized foreign exchange (gain) loss	(20,075)	7,949
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(7,788)	(3,532)
Income tax receivable	(1,128)	(1,298)
Prepaid expenses and other assets	(9)	(2,437)
Accounts payable	3,198	3,423
Accrued expenses	3,793	(3,555)
Income tax payable	2,035	1,265
Deferred revenue	42,275	35,445
Other non-current liabilities	3,169	1,341

Net cash provided by operating activities	94,454	85,888

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(17,847)
Change in restricted cash	142	590
Purchases of intangibles and other assets	(192)	(226)
Purchases and sales of non-marketable investments	(3,866)	(9,385)
Purchases of short-term investments	(180,029)	(243,570)
Proceeds from maturities and redemptions of marketable securities	188,947	4,717
Proceeds from sales of marketable securities	1,504	4,358
Net settlement of foreign currency forwards	20,075	(7,949)
Purchases of property and equipment	(18,117)	(13,349)

Net cash provided by (used in) investing activities	8,464	(282,661)

Cash flows from financing activities
Proceeds from borrowings on convertible senior notes, net	—	391,568
Proceeds from issuance of warrants	—	38,278
Purchase of convertible note hedge	—	(85,853)
Other financing activities	—	(919)
Proceeds from exercises of options to purchase common stock	8,148	19,156
Excess tax benefit from stock-based compensation	2,431	1,221

Net cash provided by financing activities	10,579	363,451

Effect of exchange rate changes on cash and cash equivalents	(6,030)	1,667

Net increase in cash and cash equivalents	107,467	168,345
Cash and cash equivalents at beginning of period	292,325	324,608

Cash and cash equivalents at end of period	$399,792	$492,953

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (loss) attributable to HomeAway, Inc.	$(2,387)	$3,867	$(4,475)	$8,310
Add:
Depreciation and amortization	8,764	7,622	16,920	14,659
Stock-based compensation	13,673	12,690	24,869	22,911
Interest expense	4,673	4,469	9,253	4,469
Interest income	(762)	(401)	(1,499)	(565)
Other expense (income), net	(111)	2,483	295	5,018
Income tax expense	552	2,676	4,132	5,064
Impact of noncontrolling interests, net of tax	(333)	(431)	(145)	(718)

Adjusted EBITDA	$24,069	$32,975	$49,350	$59,148

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash provided by operating activities	$43,798	$45,919	$94,454	$85,888
Cash paid for interest	—	—	252	—
Excess tax benefit (shortfall) from stock-based compensation	(792)	(2,358)	2,431	1,221
Capital expenditures	(9,238)	(8,531)	(18,117)	(13,349)

Free cash flow	$33,768	$35,030	$79,020	$73,760

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (loss) attributable to HomeAway, Inc.	$(2,387)	$3,867	$(4,475)	$8,310
Add:
Stock-based compensation	13,673	12,690	24,869	22,911
Amortization expense	2,883	3,492	5,894	6,766
Amortization of debt discount and issuance costs, net	4,537	—	8,991	—
Related tax effect	(7,383)	(5,664)	(13,914)	(10,387)
Changes to redemption value of noncontrolling interests	217	—	823	—
Impact on noncontrolling interests of non-GAAP adjustments	(55)	(75)	(114)	(140)

Non-GAAP net income	$11,485	$14,310	$22,074	$27,460

Non-GAAP earnings per share - diluted	$0.12	$0.15	$0.23	$0.29

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Stock-based compensation:
Cost of revenue	$914	$867	$1,734	$1,568
Product development	3,828	3,390	6,838	6,104
Sales and marketing	3,211	2,933	5,851	5,105
General and administrative	5,720	5,500	10,446	10,134

Total	$13,673	$12,690	$24,869	$22,911

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Depreciation:
Cost of revenue	$1,788	$1,194	$3,368	$2,294
Product development	1,391	990	2,601	1,900
Sales and marketing	1,866	1,362	3,501	2,597
General and administrative	836	584	1,556	1,102

Total	$5,881	$4,130	$11,026	$7,893

Investor Contact:

Jen Ford

Senior Director, Investor Relations, HomeAway, Inc.

(512) 505-1751

investors@homeaway.com

Media Contact:

Eileen Buesing

VP of Communications, HomeAway, Inc.

(512) 493-0375

ebuesing@homeaway.com

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